As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-297332
PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 9, 2026)
Rackspace Technology, Inc.
Up to $250,000,000
Common Stock
We have entered into an equity distribution agreement, dated July 9, 2026 (the “Equity Distribution Agreement”), with Goldman Sachs & Co. LLC (the “Sales Agent”), under which we may offer and sell up to $250,000,000 of shares of our common stock, par value $0.01 per share (“common stock”), offered by this prospectus supplement and the accompanying base prospectus.
In accordance with the terms of the Equity Distribution Agreement, we may offer and sell shares of our common stock from time to time having an aggregate offering price of up to $250,000,000 through the Sales Agent acting as our sales agent or principal. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Global Select Market (“Nasdaq”), the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Sales Agent as principal, in negotiated transactions (including block transactions) at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. The Sales Agent is not required to sell any specific number or dollar amount of shares but will act as sales agent on a commercially reasonable efforts basis consistent with their normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
The Sales Agent will be entitled to compensation at a commission rate of 1.5% of the gross proceeds per share sold under the Equity Distribution Agreement. In connection with the sale of the common stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our common stock is listed on Nasdaq under the symbol “RXT.” On July 6, 2026, the closing price of our common stock on Nasdaq was $6.43 per share.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE 6 OF THE BASE PROSPECTUS AND PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT, AND IN ANY APPLICABLE FREE WRITING PROSPECTUS, AS WELL AS UNDER SIMILAR HEADINGS IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC

The date of this prospectus supplement is July 9, 2026

TABLE OF CONTENTS
Page
Prospectus Supplement

Base Prospectus

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION BY REFERENCE	3
FORWARD-LOOKING STATEMENTS	4
THE COMPANY	5
RISK FACTORS	6
USE OF PROCEEDS	7
DESCRIPTION OF CAPITAL STOCK	8
DESCRIPTION OF THE DEBT SECURITIES	16
DESCRIPTION OF THE DEPOSITARY SHARES	26
DESCRIPTION OF THE WARRANTS	29
DESCRIPTION OF THE RIGHTS	31
DESCRIPTION OF THE PURCHASE CONTRACTS	32
DESCRIPTION OF THE UNITS	33
SELLING STOCKHOLDERS	34
PLAN OF DISTRIBUTION	35
LEGAL MATTERS	39
EXPERTS	40

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying base prospectus, which provides you with a general description of the securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying base prospectus, and, when we refer to the accompanying prospectus, we are referring to the base prospectus. To the extent there is an inconsistency or a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.
This prospectus supplement relates to an offering of up to $250,000,000 of shares of our common stock through Goldman Sachs & Co. LLC as Sales Agent. These sales, if any, will be made pursuant to the terms of the Equity Distribution Agreement entered into between us and the Sales Agent on July 9, 2026.
We have not, and the Sales Agent has not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Sales Agent take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, or in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the respective dates thereof, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read both this prospectus supplement and the accompanying prospectus (and any applicable free writing prospectuses that we may authorize for use in connection with this offering), together with any documents incorporated by reference herein and therein and the additional information described below under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” in their entirety, before making an investment decision.
This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying base prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.
We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you.
References to “Rackspace,” “Rackspace Technology,” the “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus are to Rackspace Technology, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

PROSPECTUS SUPPLEMENT SUMMARY
This summary contains basic information about us and this offering. This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying base prospectus. This summary is not complete and may not contain all of the information that may be important to you and that you should consider before deciding whether or not to invest in our securities. For a more complete understanding of Rackspace Technology and this offering, you should carefully read this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference herein and therein, in their entirety. Investing in our securities involves risks that are described in the sections of this prospectus supplement and the accompanying base prospectus entitled “Risk Factors,” under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 6, 2026 (the “2025 Annual Report”), as updated by our subsequent annual, quarterly and other reports and documents that are incorporated by reference into this prospectus supplement and the accompanying base prospectus, and in our other filings with the SEC.
Corporate Overview
We are a leading end-to-end hybrid cloud and AI solutions company headquartered in San Antonio, Texas. We serve as a trusted operator of the full technology stack, from governed private cloud infrastructure to AI deployed in production environments. From edge to core to cloud, we design, integrate and operate the infrastructure, data foundations and software platforms required to deliver business outcomes with predictable cost, resilience, security and compliance. Our solutions are purpose-built for regulated and mission-critical environments where uptime, data sovereignty and operational accountability are essential.
Rackspace Technology’s predecessor company was founded in 1998, and was focused primarily on providing outsourced, dedicated IT infrastructure, primarily for small and mid-sized businesses. The predecessor company was publicly traded from its initial public offering in August 2008 until it was taken private in a leveraged buyout in November 2016. Rackspace Technology subsequently returned to the public markets through an initial public offering in August 2020. During the time that Rackspace Technology was a private company from 2016 to 2020, management focused on transforming the business to serve companies that were migrating to the cloud. This included forging and strengthening partnerships with the major infrastructure providers such as AWS, Google, Microsoft and VMware by Broadcom; enhancing the company’s service offerings, including professional services, managed security and data services; building an enterprise sales force and professional services-driven sales approach to penetrate a broader market opportunity; and expanding the company’s geographic presence.
Today, we are a trusted partner to the global cloud ecosystem. We maintain close relationships with major cloud infrastructure and application vendors, enabling us to provide our customers with complete, unbiased hybrid cloud services, all through our single customer interface.
For more information about Rackspace, see our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
Corporate Information
Our principal executive office is located at 19122 US Highway 281 N., Suite 127, San Antonio, Texas 78258. Our telephone number is 1-800-961-4454. Additional information about our Company is included in documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”
We also maintain a website at www.rackspace.com. None of the information contained on our website or on websites linked to our website is part of this prospectus supplement.

The Offering

Common stock offered by us
Up to an aggregate of $250,000,000 of shares of our common stock pursuant to the Equity Distribution Agreement through or to the Sales Agent as sales agent or principal. See “Plan of Distribution” beginning on page S-11 of this prospectus supplement.

Manner of offering
Sales, if any, of common stock under the Equity Distribution Agreement may be made in ordinary brokers’ transactions, to or through a market maker, on or through the Nasdaq or any other market venue where the securities may be traded, in the over-the-counter market, in privately negotiated transactions, in block trades or through a combination of any such methods of sale. The Sales Agent may also sell our common stock by any other method permitted by law. See the section of this prospectus supplement entitled “Plan of Distribution” beginning on page S-11 for additional detail.

Use of proceeds
We currently intend to use the net proceeds from this offering for general corporate purposes, including for working capital, capital expenditures and growth capital (including GPU-related costs). See the section of this prospectus supplement entitled “Use of Proceeds” beginning on page S-8 for additional detail.

Trading symbol	Our common stock is listed on Nasdaq under the symbol “RXT.”
Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-4 and other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus for a discussion of factors you should carefully consider before investing in our securities.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Our 2025 Annual Report, which is incorporated by reference into this prospectus supplement, as well as our other filings with the SEC, include material risk factors relating to our business. Those risks and uncertainties and the risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial or that are not specific to us, such as general economic conditions, may also materially and adversely affect our business and operations. If any of those risks and uncertainties or the risks and uncertainties described below actually occurs, our business, financial condition or results of operations could be harmed substantially, and you may lose all or part of your investment. You should carefully consider the risks and uncertainties described below and those risks and uncertainties incorporated by reference into this prospectus supplement and the accompanying base prospectus, as well as the other information included in this prospectus supplement and the accompanying base prospectus, before making an investment decision with respect to our common stock. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to this Offering
We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
We currently intend to use the net proceeds from this offering, if any, for general corporate purposes, including for working capital, capital expenditures and growth capital (including GPU-related costs). See the section of this prospectus supplement entitled “Use of Proceeds.” We will have broad discretion in the application of the net proceeds in the category of other working capital and general corporate purposes, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.
The precise amount and timing of the application of these proceeds will depend upon a number of factors, such as our funding requirements and the availability and costs of other funds. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change, and we may apply the net proceeds of this offering in different manners than we currently anticipate.
The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing instruments. These investments may not yield a favorable return to our stockholders.
The shares of common stock will be sold in “at-the-market” offerings, and investors who buy shares at different times will likely pay different prices.
Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and, subject to the final determination by our board of directors or any restrictions we may place in any applicable sale order, there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.
The actual number of shares we will issue under the Equity Distribution Agreement, at any one time or in total, is uncertain.
Subject to certain limitations in the Equity Distribution Agreement and compliance with applicable law, we have the discretion to deliver a sales notice to the Sales Agent at any time throughout the term of the Equity Distribution Agreement. The number of shares that are sold by the Sales Agent after delivering a sales notice will fluctuate based on the market price of our common stock during the sales period and limits we set with the Sales Agent. Because the price per share of each share sold in this offering will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued. Depending on the number of shares actually issued and sold under this offering, we may cease to be a "controlled company" under Nasdaq Listing Rule 5615(c)(1) and be required to comply with additional corporate governance requirements, including certain modifications to our board and committee structures (subject to applicable transition periods).
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.
Future sales of our common stock in the public market, or the perception in the public market that such sales may occur, could reduce our stock price.
As of March 31, 2026, we had approximately 249.1 million shares of common stock issued and outstanding and approximately 12.2 million shares of common stock underlying outstanding options and restricted stock under the 2017 Incentive Plan and the 2020 Incentive Plan, and we had reserved an additional approximately 37.8 million shares of common stock for issuance under the 2020 Incentive Plan and approximately 7.9 million shares of common stock for issuance under the ESPP and we may be required to issue additional shares of common stock to an affiliate of ABRY Partners, LLC and ABRY Partners II, LLC (collectively, “ABRY”) under the merger agreement related to the acquisition of Datapipe. Also, during the year ended December 31, 2025, we registered 10.0 million shares of common stock for 4.0 million and 6.0 million RSUs and stock options, respectively, granted to our new chief executive officer outside of the 2020 Incentive Plan. In addition, certain of our existing stockholders, including funds managed by affiliates of Apollo Global Management, Inc. and its subsidiaries, have certain rights to require us to register the sale of common stock held by them, including in connection with underwritten offerings, and are permitted to be selling stockholders under the “shelf” registration statement on Form S-3 of which this prospectus supplement and the accompanying base prospectus are part of. Additionally, we filed a registration statement in respect of all shares of common stock that we may issue under the 2017 Incentive Plan, the 2020 Incentive Plan and the ESPP. After registration, all of these shares can be freely sold in the public market upon issuance.
Future sales of substantial amounts of our common stock (including in this offering), or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of our common stock issued upon exercise of options, or the perception that those sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future. Additionally, the market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders of shares of our common stock in the market. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.
We do not anticipate paying dividends on our common stock in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.
We do not anticipate paying any dividends in the foreseeable future on our common stock. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. We intend to retain all future earnings for the operation and expansion of our business and the repayment of outstanding debt. Our New Senior Facilities, Senior Facilities and the Indentures (each as defined in the 2025 Annual Report) contain, and any future indebtedness likely will contain, restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to pay dividends and make other restricted payments.
Our stock price is volatile and may fluctuate significantly.

The market price of our common stock has been, and may continue to be, highly volatile and could vary significantly as a result of a number of factors, some of which are beyond our control. The following is a non-exhaustive list of additional factors that could affect our stock price:
•our operating and financial performance and prospects;
•quarterly variations in the rate of growth (if any) of our financial or operational indicators, such as EPS, net income, revenues, Non-GAAP Net Income, Non-GAAP Operating Profit, and Adjusted EBITDA;
•the public reaction to our press releases, our other public announcements and our filings with the SEC;
•strategic actions by our competitors;
•changes in operating performance and the stock market valuations of other companies;
•announcements related to litigation;
•our failure to meet revenue or earnings estimates made by research analysts or other investors;
•changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;
•speculation in the press or investment community;
•sales of our common stock by us or our stockholders, or the perception that such sales may occur;
•changes in accounting principles, policies, guidance, interpretations or standards;
•additions or departures of key management personnel;
•actions by our stockholders;
•general market conditions;
•domestic and international economic, legal and regulatory factors unrelated to our performance;
•material weakness in our internal control over financial reporting; and
•the realization of any risks described under the “Risk Factors” section of our 2025 Annual Report and in our subsequent annual reports, quarterly reports, and other documents that we file with the SEC that are incorporated by reference in this prospectus supplement, or other risks that may materialize in the future.
The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents incorporated by reference herein contain certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this prospectus supplement that are not clearly historical in nature, including statements regarding anticipated financial performance, management’s plans and objectives for future operations, business prospects, market conditions, and other matters are forward-looking. Forward-looking statements are contained principally in the sections of this prospectus supplement and our 2025 Annual Report entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Without limiting the generality of the preceding sentence, any time we use the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.
Forward-looking information involves risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements, and the risks and uncertainties disclosed or referenced in this prospectus supplement, our 2025 Annual Report and in our subsequent annual reports, quarterly reports, and other documents that we file with the SEC under the heading “Risk Factors.” Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Much of the information in this prospectus supplement that looks toward future performance of the company is based on various factors and important assumptions about future events that may or may not actually occur. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements included in this prospectus supplement and the documents incorporated by reference herein. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
The risk factors identified herein, the risk factors set forth in our 2025 Annual Report and in our subsequent annual reports, quarterly reports, and other documents that we file with the SEC, should not be construed as an exhaustive list of factors that could affect our future results and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. The forward-looking statements made in this prospectus supplement are made only as of the date of this prospectus supplement. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein that could cause actual results to differ before making an investment decision to purchase our common stock.
Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

USE OF PROCEEDS
We may issue and sell shares of our common stock having aggregate sales proceeds of up to $250,000,000 from time to time. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the Equity Distribution Agreement as a source of financing.
We currently intend to use the net proceeds from this offering for general corporate purposes, including for working capital, capital expenditures and growth capital (including GPU-related costs).

DILUTION
If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of March 31, 2026 was approximately $(2.623) million, or $(10.53) per share. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares of our common stock outstanding as of March 31, 2026.

After giving effect to the sale of $250,000,000 of shares of our common stock in this offering at an assumed public offering price of $6.43 per share, the last reported sale price of our common stock on Nasdaq on July 6, 2026, and after deducting estimated commissions and offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2026 would have been approximately $(2.378) million, or $(8.26) per share. This represents an immediate increase in net tangible book value of $2.27 per share to existing stockholders and immediate dilution of $14.69 per share to investors purchasing our common stock in this offering at the assumed public offering price.
The following table illustrates this dilution on a per share basis. The as adjusted information is illustrative only and will change based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus supplement. The as adjusted information assumes that all of our common stock in the aggregate amount of $250,000,000 is sold at the assumed public offering price of $6.43 per share, the last reported sale price of our common stock on Nasdaq on July 6, 2026. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share		$6.43
Net tangible book value per share as of March 31, 2026	$(10.53)
Increase in net tangible book value per share attributable to this offering	$2.27
As adjusted net tangible book value per share as of March 31, 2026, after giving effect to this offering		$(8.26)
Dilution per share to new investors purchasing our common stock in this offering		$14.69

An increase of $1.00 per share in the price at which the shares are sold from the assumed public offering price of $6.43 per share shown in the table above, assuming all of our common stock in the aggregate amount of $250,000,000 during the term of the Equity Distribution Agreement with the Sales Agent is sold at that price, would increase our as adjusted net tangible book value per share to $(8.41) per share and would increase the dilution in net tangible book value per share to new investors in this offering to $15.84 per share, after deducting estimated commissions and offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed public offering price of $6.43 per share shown in the table above, assuming all of our common stock in the aggregate amount of $250,000,000 during the term of the Equity Distribution Agreement with the Sales Agent is sold at that price, would decrease our as adjusted net tangible book value per share to $(8.06) per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $13.49 per share, after deducting estimated commissions and offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at the time of each offer and sale.

The above discussion and table are based on 249.1 million shares of our common stock outstanding as of March 31, 2026, and exclude:
•8.1 million shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2026, at a weighted-average exercise price of $4.31 per share;

•13.7 million shares of our common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2026;

•0.5 million shares of our common stock issuable upon the vesting of performance-based restricted stock units outstanding (at the target performance level) as of March 31, 2026;

•8.0 million shares of our common stock issuable to an affiliate of ABRY Partners, LLC associated with our acquisition of Datapipe Parent, Inc.; and

•37.8 million shares of our common stock reserved for issuance pursuant to future awards under our 2020 Equity Incentive Plan and 7.9 million shares reserved for issuance under our employee stock purchase plan, each as of March 31, 2026.

The above discussion and table also exclude the following shares issued or reserved for issuance after March 31, 2026:
•20.0 million shares of our common stock reserved for issuance pursuant to future awards under our 2020 Equity Incentive Plan, approved by our stockholders at the annual meeting on June 18, 2026; and

•2.2 million shares of common stock issued in a private placement completed on July 6, 2026.

To the extent that options outstanding as of March 31, 2026 have been or may be exercised or restricted stock units vest, or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to investors in this offering.

PLAN OF DISTRIBUTION
We entered into the Equity Distribution Agreement with Goldman Sachs & Co. LLC as our sales agent, under which we may offer and sell from time to time our common stock having an aggregate offering price of up to $250,000,000. The Sales Agent may act as agent on our behalf or purchase shares of our common stock as principal.
Sales, if any, of common stock under the Equity Distribution Agreement may be made in ordinary brokers’ transactions, to or through a market maker, on or through the Nasdaq or any other market venue where the securities may be traded, in the over-the-counter market, in privately negotiated transactions, in block trades or through a combination of any such methods of sale. The Sales Agent may also sell our common stock by any other method permitted by law.
The securities may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
We will designate the maximum amount of common stock to be sold through the Sales Agent on a daily basis or otherwise as we and the Sales Agent agree and the minimum price per share at which such common stock may be sold. Subject to the terms and conditions of the Equity Distribution Agreement, the Sales Agent will use their commercially reasonable efforts consistent with their normal sales and trading practices to sell on our behalf all of the designated shares of common stock. We may instruct the Sales Agent not to sell any common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the Sales Agent may suspend the offering of our common stock by notifying the other party.
The Sales Agent will provide to us written confirmation following the close of trading on the Nasdaq each day on which shares of common stock are sold under the Equity Distribution Agreement. Each confirmation will include the number of shares of common stock sold on such day, the gross sales proceeds and the compensation payable by us to the Sales Agent. We will report at least quarterly the number of shares of common stock sold through the Sales Agent under the Equity Distribution Agreement, the net proceeds to us (before expenses) and the compensation paid by us to the Sales Agent in connection with the sales of the shares of common stock.
We will pay the Sales Agent a commission of 1.5% of the gross sales price per share of common stock sold through the Sales Agent under the Equity Distribution Agreement. We have also agreed to reimburse the Sales Agent for certain of their expenses.
Settlement of any sales of common stock will occur on the business day following the date on which such sales were made. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Sales Agent may agree.
The offering of our common stock pursuant to the Equity Distribution Agreement will terminate upon the earlier of (i) the sale of all of our shares of common stock subject to the Equity Distribution Agreement, or (ii) termination of the Equity Distribution Agreement by us or by the Sales Agent as provided therein.
In connection with the sale of the shares of common stock on our behalf, the Sales Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Sales Agent may be deemed to be underwriting commissions or discounts.
We have agreed to provide indemnification and contribution to the Sales Agent against certain liabilities, including civil liabilities under the Securities Act.
The Sales Agent and its affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, vehicle financing programs and other financial and non-financial activities and services. The Sales Agent and its affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS
Paul, Weiss, Rifkind, Wharton & Garrison LLP has acted as special counsel to Rackspace Technology, Inc. in connection with this offering. Davis Polk & Wardwell LLP is acting as counsel for the Sales Agent in connection with this offering.

EXPERTS
The consolidated financial statements of Rackspace Technology, Inc. and subsidiaries as of December 31, 2025 and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements as of December 31, 2024 and for each of the two years in the period ended December 31, 2024 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file with the SEC annual, quarterly and current reports, proxy statements and other information. Such reports include our audited financial statements. Our publicly available filings can be found free of charge on the SEC’s website at www.sec.gov. Our filings, including the audited financial and additional information that we have made public to investors, may also be found on our website at www.rackspace.com. Information on or accessible through our website does not constitute part of this prospectus supplement (except for SEC reports expressly incorporated by reference herein).
As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The full registration statement, exhibits and schedules are available through the SEC’s website.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus supplement:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (filed on March 6, 2026) (the “2025 Annual Report”), including portions of our Proxy Statement for the 2026 annual meeting of stockholders (filed on April 30, 2026) to the extent specifically incorporated by reference therein (the “2025 Proxy Statement”);
•our Quarterly Report on Form 10-Q for the three months ended March 31, 2026 (filed on May 8, 2026);
•our Current Reports on Form 8-K filed with the SEC on April 3, 2026, June 16, 2026 (Film Number: 261092857), June 16, 2026 (excluding the information disclosed pursuant to Item 7.01 and Exhibit 99.1 thereto) (Film Number: 261092858) and June 18, 2026; and
•the description of our securities contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (filed on March 6, 2026), and any amendment or report filed with the SEC for the purpose of updating that description.
All reports and other documents that we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the later of (1) the completion of the offering of the securities described in this prospectus supplement and (2) the date securities are no longer offered pursuant to this prospectus supplement, will be deemed to be incorporated by reference into this prospectus supplement and to be part of this prospectus supplement from the date of filing of such reports and documents.
You should not assume that the information in this prospectus supplement, the accompanying prospectus, any applicable pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may request a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:
Rackspace Technology, Inc.
Attention: Corporate Secretary
19122 US Highway 281 N., Suite 127
San Antonio, Texas 78258
1-800-961-4454

Common Stock
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PROSPECTUS SUPPLEMENT
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Goldman Sachs & Co. LLC

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July 9, 2026